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                                                                    Exhibit 10.8

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated February 6, 2002, is made and entered into by and between RAYTEL MEDICAL CORPORATION, a Delaware corporation (the "Company"), and RICHARD F. BADER (the "Employee").

                                    RECITALS:

        A. The Company and the Employee are parties to an Employee Agreement dated as of September 28, 1995 (the "Effective Date"), as heretofore amended (the "Original Employment Agreement");

        B. The Company desires to continue the employment of the Employee as the Company's Chief Executive Officer, and the Employee desires to accept such continued employment. The employment of the Employee by the Company pursuant to this Agreement is hereinafter sometimes referred to as the "Employment"; and

        C. The Company and the Employee desire to restate and clarify the Original Employment Agreement and to set forth each and all of the terms and conditions of the Employment.

        NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties contained in this Agreement, the Company and the Employee hereby agree as follows:

        1. Duties, Term and Exclusive Employment.

               1.1 Duties and Responsibilities. Within the limitations established by the Company's Bylaws, the Employee shall have each and all of the duties and responsibilities of the Company's Chief Executive Officer. As such, the Employee shall have responsibility and authority with respect to the operations and long-term strategy and direction of the Company, subject to the direction of the Company's Board of Directors.

               1.2 Term of Employment. The Employment hereunder shall begin on the Effective Date and, unless earlier terminated as provided in Paragraph 3 hereof, the Employment shall continue until midnight on the second anniversary of the Effective Date. The Employment shall be extended automatically for additional one (1) year terms upon each anniversary of the Effective Date, beginning on September 28, 1996, unless either party gives written notice to the other at least thirty (30) days prior to the expiration of the initial term (or, if applicable, any extended term) of his or its election not to extend the Employment for the subsequent term.

               1.3 No Other Employment or Business Activities. During the term of the Employment, the Employee shall diligently and conscientiously devote all of his working time


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and attention to discharging his duties to the Company and shall not, without the express prior written consent of the Board of Directors of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner whatsoever interfere with the performance of the Employee's duties on behalf of the Company. The foregoing notwithstanding, nothing herein shall prevent the Employee from engaging in charitable activities or activities of professional associations, from managing any personal investments on his own personal time, provided that such investments are not otherwise competitive with the Company, or engaging in the additional activities listed and described on Appendix A hereto.

               1.4 Proprietary Information and Inventions Agreement. The Employee acknowledges his obligations under the Employee Agreement Regarding Proprietary Information and Inventions of even date herewith, attached hereto as Appendix B (the "Proprietary Information and Inventions Agreement"), and agrees to be bound by the provisions thereof.

               1.5 Indemnity Agreement. The parties acknowledge their respective obligations under the Indemnity Agreement of even date herewith, attached hereto as Appendix C (the "Indemnity Agreement"), and agree to be bound by the provisions thereof.

        2. Compensation. In full and complete consideration for the Employment and each and all of the services to be rendered to the Company, and any subsidiary or affiliate of the Company, by the Employee, the Employee shall receive compensation as follows, except as otherwise provided in Paragraph 3 hereof:

               2.1 Base Salary. The Employee shall receive from the Company a base salary, at the initial rate of $282,516 per year, payable in periodic installments in accordance with the Company's payroll policy as in effect from time to time. The base salary will be reviewed at least annually during the continuation of the Employment and may be increased (but not decreased) by the Company in the sole discretion of its Board of Directors based upon such factors as the Board of Directors deems relevant, including the financial condition and operating results of the Company. From each of the Employee's salary payments the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld for federal income tax, state income tax, federal social security tax, state disability insurance premiums, and any and all other amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make payments and contributions, such as unemployment insurance premiums, workers' compensation insurance premiums and the employer's portion of federal social security tax, which are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

               2.2 Bonus Awards. The Employee will be eligible for consideration for incentive compensation ("Bonus Awards"), although no Bonus Awards are required to be paid hereunder. All Bonus Awards shall be determined by the Company's Board of Directors in its sole discretion for such fiscal periods as it shall determine and based upon such factors as it deems relevant. Each Bonus Award will be deemed to be earned at the end of the applicable fiscal period and will be paid to the Employee within ninety (90) days following the end of the


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fiscal period for which such award is made; provided, however, that if, prior to the end of any such fiscal period, (i) the Employment is terminated as a result of the Employee's death or disability; (ii) the Company terminates the Employment other than For Cause pursuant to Paragraph 3.2 hereof; (iii) the Employment is terminated by the Company giving notice pursuant to Paragraph 1.2 hereof; or (iv) the Employee terminates the Employment for Good Reason pursuant to Paragraph 3.4 hereof, in each case, the Employee shall be entitled to receive a prorated Bonus Award determined by multiplying the amount of the Bonus Award, if any, that the Employee would have received had the Employee been employed for the full fiscal period by a fraction, the numerator of which is the number of full months of Employment completed during the fiscal period and the denominator of which is the number of months in the fiscal period. Any such prorated Bonus Award will be paid to the Employee within ninety (90) days following the end of the fiscal period for which such award is made.

               2.3 Deferred Compensation Plan. The Employee shall be entitled to participate in the Company's Deferred Compensation Plan so long as it is available generally to senior executives of the Company, and in any successor plan which may be adopted and in effect from time to time during the Employment.

               2.4 Stock Options. The Employee is presently the holder of stock options granted under the Company's Stock Option Plan, which options are subject to separate written Option Agreements. No such Option Agreement constitutes an agreement of employment, and no provision of any such Option Agreement shall operate to extend the term of the Employment hereunder. During the Employment, the Employee will be eligible for the grant of additional options at the sole discretion of the Company's Board of Directors based upon such factors as it deems relevant.

               2.5 Vacation. The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy for senior executives, as in effect from time to time.

               2.6 Automobile Allowance. The Employee shall be entitled to the payment of a monthly allowance for automobile expenses throughout the term of the Employment, in the same amount and in accordance with the arrangements currently in effect, or to such alternate automobile allowance of comparable economic value as may be in effect from time to time.

               2.7 Insurance and Other Benefits. The Employee shall be entitled to participate in any life, medical, dental and/or disability insurance plans, together with any supplemental insurance plans, as may be offered by the Company to its executive employees from time to time during the Employment. The Employee shall be eligible to participate in any other fringe benefits as may be provided by the Company to its executives, generally, during the Employment.

        3. Termination of Employment. The Employment may be terminated prior to the end of the term specified in Paragraph 1.2 hereof upon the occurrence of any of the following:

               3.1 Death and Disability. The Employment shall automatically terminate upon the death of the Employee. The Company shall have the right, but not the obligation, to terminate the Employment at any time following determination of the Employee's total disability


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(as defined pursuant to the Company's long-term disability insurance plan covering the Employee if any such plan is then in effect, or otherwise as determined by the Company's Board of Directors). In the event of the Employee's total disability, the Employee's base salary pursuant to Paragraph 2.1 hereof, shall be continued for the lesser of: (i) the duration of the Employee's total disability, or (ii) the waiting period determined in the Company's long-term disability policy then in effect or (iii) one (1) year if no such policy is then in effect. In the event of the Employee's death or total disability, the Employee or his estate shall be entitled to receive (A) the Employee's base salary through the date of termination of the Employment (as extended, in the case of total disability), plus (B) any Bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraphs 2.3 and 2.7 hereof. In the event of a partial disability that prevents the Employee from effectively performing his duties and responsibilities hereunder, the parties will attempt, in good faith, to negotiate a basis upon which the Employee may continue as an employee of the Company in a reduced capacity and at appropriately reduced compensation. If no such arrangement is agreed upon, the Company may elect to treat the Employee's disability as a total disability for purposes of this Paragraph 3.1.

               3.2 Termination of Employment by the Company "For Cause". The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) wilful and repeated neglect of his duties hereunder (other than as a result of a physical disability not related to substance abuse), (ii) conviction of a crime involving moral turpitude, (iii) commission of any act of fraud or dishonesty against the Company, or (iv) breach of the Employee's obligations hereunder or under the Proprietary Information and Inventions Agreement which, if curable, is not cured within ten (10) days following notice thereof by the Company. The decision to terminate the Employment For Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any Bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraphs 2.3 and 2.7 hereof.

               3.3 Other Termination of Employment by the Company. The Company may terminate the Employment hereunder at any time for any reason, upon notice to the Employee. However, if the Employment is terminated by the Company for any reason other than pursuant to Paragraphs 3.1 or 3.2 hereof (including a termination pursuant to notice given under Section 1.2 hereof), the Employee shall be entitled to receive his base salary through the date of termination of the Employment, plus an amount (the "Severance Payment") equal to his then current base salary for a period of twenty-four (24) months following the date of termination (the "Severance Period"). The Severance Payment shall be paid in periodic installments during the Severance Period, in accordance with the Company's payroll policy as in effect from time to time; provided, however, that if the Employment is terminated following a "Change of Control" (as defined below), the full amount of the Severance Payment shall be payable in a single lump sum immediately upon the Company's delivery of its notice of termination. The Severance Payment shall be in lieu of any other severance pay or other benefit to which the Employee might


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otherwise be entitled. In addition, in the event of such a termination, the
Company will, to the extent its plans permit, continue to provide to the Employee coverage under its life, medical, dental and/or disability plans, as in effect on the date of termination, during the Severance Period. In the event that the Company may not continue to provide the benefit of any such plans, the Severance Payment shall be increased by an amount equal to the Employee's cost of providing such discontinued coverage for himself and his dependents during the Severance Period, assuming, where applicable, the timely compliance by the Employee with any notification procedure required in order to obtain continuation coverage at group rates. The Employee shall also be entitled, upon any such termination, to receive (A) any Bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (B) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraphs 2.3 and 2.7 hereof. For purposes of this Agreement, a "Change of Control" of the Company shall occur upon: (i) a merger, consolidation or other reorganization involving the Company, or a tender offer, exchange offer or other transaction or series of transactions involving the acquisition of securities of the Company where, in any such case, the holders of voting securities of the Company immediately prior to such transaction or series of transactions own less than 50% of the voting securities of the surviving or successor entity, or its parent, immediately following such transaction or series of transactions; (ii) the sale of all or substantially all of the Company's assets; (iii) the sale of all or substantially all of the capital stock or assets of any subsidiary or subsidiaries of the Company which accounted for 40% or more of the Company's consolidated revenues for the preceding fiscal year; or (iv) any change by more than 50% in the composition of the Company's Board of Directors, accomplished by means of a proxy contest or otherwise, which is opposed by the incumbent Board of Directors of the Company or by the Employee.

               3.4 Termination of Employment by the Employee For "Good Reason". The Employee shall have the right to terminate the Employment at any time, upon notice to the Company, for "Good Reason": (A) in the event that, other than pursuant to Paragraphs 3.1 or 3.2 hereof, the Company, without the Employee's prior written consent, (i) materially alters or reduces the Employee's duties, responsibilities and status with the Company from those which exist as of the Effective Date; (ii) assigns the Employee duties which are inconsistent with the Employee's position as Chief Executive Officer of the Company; (iii) materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within ten (10) days after notice thereof; (iv) requires the Employee, as a condition to the Employment, to be based more than one hundred (100) miles from the location where he is based as of the Effective Date; or (v) requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions; or (B) for any reason at any time within six (6) weeks following a Change of Control; provided, however, that, if requested by the Company or its successor, the Employee will agree to extend the Employment for a transition period of up to six (6) weeks following the effectiveness of the Change of Control, in which case the Employee's right to terminate the employment under this clause (B) shall begin at the end of such agreed-upon transition period and end six (6) weeks thereafter. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in Paragraph 3.3 hereof with respect to a termination by the Company other than For Cause. If the Employment is terminated following a Change of


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Control pursuant to clause (B) above, the full amount of the Severance Payment shall be payable in a single lump sum immediately upon the Employee's delivery of his notice of termination.

               3.5 Termination of Employment by the Employee Without "Good Reason". Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Bonus Award earned by the Employee as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraphs 2.3 and 2.7 hereof.

        4. Expenses. The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executives.

        5. Conflicts of Interest. The Employee covenants, warrants and represents to the Company that he has the full right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with or to any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company pursuant to the Employment and/or this Agreement, and that he is fully ready, willing and able to perform each and all of his duties, obligations and responsibilities to the Company pursuant to the Employment and/or this Agreement. As a condition of the Employment and of the Company's entering into this Agreement, the Company requires that the Employee not, and the Employee hereby specifically agrees, covenants, warrants and represents that during the Employment he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture, or other entity in competition with any actual or proposed business of the Company; provided that nothing herein shall prohibit Employee from owning up to five percent (5%) of the outstanding shares of any class of equity securities of a corporation engaged in any such prohibited activity whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of The Wall Street Journal.

        6. Duties of the Employee After Any Notice of Termination of the Employment. Following any notice of termination of the Employment, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the Company's property of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation any and all Confidential Information as that term is defined in the Proprietary Information and Inventions Agreement.


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        7. No Predatory Solicitation. During the Employment and for two (2)
years following any termination of the Employment, the Employee will not, without having received prior written permission of the Company's Board of Directors to do so, directly or indirectly, on his own behalf of in the service of others, interfere with or raid the officers, employees, consultants, agents and/or independent contractors of the Company or in any manner attempt to persuade any such person to discontinue any relationship with the Company. The Employee and the Company confirm that this Paragraph 7 is reasonable and necessary for the protection of the trade secrets and proprietary information of the Company.

        8. Arbitration. Except as otherwise expressly provided in this Agreement, any and all controversies, disputes and/or claims in any manner arising out of or relating to this Agreement or the Employment shall be settled solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration proceeding shall take place in the state and county of the Company's office where the Employee is based. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorneys' fees and expenses and other costs in any arbitration proceeding. All administrative fees and the fee of the arbitrator shall be borne by the parties equally. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 8 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach thereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding anything to the contrary contained in this Paragraph 8, the Company shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief as provided in Paragraph 9 below.

        9. The Company's Right to Immediate Injunctive Relief. The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 1.4, 5, 6, 7 or 8 of this Agreement or of the Proprietary Information and Inventions Agreement would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect the Company's legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain immediate temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this Paragraph 8 shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

        10. Survival of Certain Provisions of this Agreement. Except as may otherwise be provided herein, each and all of the terms, provisions and covenants of each of Paragraphs 1.4, 6,


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7, 8, 9, 10 and 11 of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employment, regardless of whether such termination is by the Employee, by the Company, by expiration or otherwise.

        11. General.

               11.1 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

               11.2 Waiver. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time for the performance of any other obligation or any other act required or permitted by this Agreement.

               11.3 Sole and Entire Agreement. This Agreement, and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, this Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company to the Employee pursuant to the Employment.

               11.4 Amendments. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

               11.5 Originals. This Agreement may be executed by the Company and by the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

               11.6 Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or


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interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

               11.7 Savings Provision. To the extent that any provision of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

               11.8 Applicable Law. This Agreement and each and every provision of this Agreement shall be interpreted solely pursuant to the internal laws of the State of California without regard to any conflicts of law principles thereof.

               11.9 Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

               11.10 Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 10.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

        Mailed notices to the Employee shall be addressed as follows:

               Richard F. Bader
               21120 Michaels Drive
               Saratoga, California

        Mailed notices to the Company shall be addressed as follows:

               Raytel Medical Corporation
               2755 Campus Drive, Suite 200
               San Mateo, California  94403-2515
               Attention:  President

        IN WITNESS WHEREOF, the Company and the Employee have each duly executed this Agreement as of the date first set forth above.

RAYTEL MEDICAL CORPORATION                THE EMPLOYEE


By:_____________________________          ___________________________________


                                          Richard F. Bader

Its:____________________________

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